Exhibit 99.2

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS

Enterprise Financial Services Corp (the “Company”) announced today that the Audit Committee of the Board of Directors determined that the Company's previously issued financial statements for the year 2010 (as well as the reports of the Company's independent registered public accounting firm for those years), including the corresponding interim periods, and the first, second, and third quarters of 2011 should be restated. In light of this announcement, the Company is suspending all purchases of its common stock under its Amended and Restated 2002 Stock Incentive Plan, Stock Plan for Non-Management Directors, and the EFSC Common Stock Fund of the EFSC Incentive Savings Plan, effective immediately.

Pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated by the Securities and Exchange Commission (the “SEC”), all directors and executive officers of the Company are hereby notified of the immediate effectiveness of a blackout period with respect to the transactions involving shares of the Company's common stock, as described herein, as a result of today's announcement. During this blackout period, all directors and executive officers of the Company are prohibited from purchasing, selling, transferring or otherwise engaging in transactions involving shares of the Company's common stock or other equity securities. This prohibition applies to all equity securities of the Company and any related derivative securities (whether or not issued by the Company). The prohibition covers direct and indirect transactions, including those involving entities or persons through which you have a “pecuniary interest” in the securities such as your immediate family members living with you or securities held in trust or by controlled partnerships or corporations. You will receive written notice when the blackout period is actually lifted. The Company currently anticipates that the blackout period will end immediately following the day on which all of the Company's restated financial statements are filed with the SEC.

Please note that the Company has determined in accordance with Rule 104 of the SEC's Regulation BTR that it was unable to provide advance notice of this blackout because the imposition of the blackout period was due to circumstances beyond its reasonable control.

If you have questions about the blackout please contact Mark Murtha, Senior Vice President - Human Resources.